UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) or (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

Hutchinson Technology Incorporated

(Exact Name of Registrant as Specified in its Charter)

Minnesota	41-0901840
(State of incorporation or organization)	(I.R.S. Employer Identification No.

40 West Highland Park Drive N.E., Hutchinson, Minnesota	55350
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Share Purchase Rights	The Nasdaq Stock Market, LLC

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.  ☐

Securities Act registration statement file number to which this form relates:     N/A     (if applicable).

Securities to be registered pursuant to Section 12(g) of the Act: None.

EXPLANATORY NOTE

Hutchinson Technology Incorporated (the “Company”) hereby supplements and amends Items 1 and 2 of its Registration Statement on Form 8-A (File No. 001-34838) filed with the Securities and Exchange Commission on July 30, 2010 (the “Original Registration Statement”), as previously supplemented and amended by its Registration Statement on Form 8-A/A filed with the Securities and Exchange Commission on May 6, 2011 (the “First Amended Registration Statement”), its Registration Statement on Form 8-A/A filed with the Securities and Exchange Commission on February 24, 2012 (the “Second Amended Registration Statement”), and its Registration Statement on Form 8-A/A filed with the Securities and Exchange Commission on March 27, 2012 (the “Third Amended Registration Statement” and, in conjunction with the Original Registration Statement and the First Amended Registration Statement and the Second Amended Registration Statement, the “Registration Statement”), as follows:

Item 1.	Description of Securities to be Registered.

The Company hereby amends and supplements Item 1 of the Registration Statement to reflect the following developments with respect to the Rights (as defined below):

On October 20, 2014, the Company and Wells Fargo Bank, N.A. (the “Rights Agent”) entered into a Fourth Amendment to Rights Agreement (the “Fourth Amendment”), relating to the Rights Agreement, dated as of July 29, 2010, between the Company and the Rights Agent (the “Original Rights Agreement”), as it was amended by the First Amendment to Rights Agreement, dated as of May 6, 2011 (the “First Amendment”), the Second Amendment to Rights Agreement, dated as of February 24, 2012 (the “Second Amendment”), and the Third Amendment to Rights Agreement, dated as of March 27, 2012 (the “Third Amendment” and, in conjunction with the Original Rights Agreement, the First Amendment and the Second Amendment, the “Rights Agreement”).

The Fourth Amendment provides that, in connection with the common share purchase rights of the Company (the “Rights”) and in addition to existing exceptions, no person or group will become an Acquiring Person (as defined in the Rights Agreement) (a) solely as a result of beneficial ownership of the Company’s common shares issuable (but not issued) pursuant to the terms of the 8.50% Convertible Senior Notes due 2019 issued by the Company pursuant to that certain Securities Purchase Agreement dated as of October 20, 2014 by and between the Company and Cantor Fitzgerald & Co., (b) subject to certain limitations, if such person would not have been an Acquiring Person but for the exchange of 8.50% Senior Secured Second Lien Notes due 2017 for common shares pursuant to that certain Exchange Agreement dated as of October 20, 2014, by and between the Company and Liberty Harbor Master Fund I, L.P. (the “Exchange Agreement”), or (c) solely as a result of holding unexercised warrants to purchase common shares issued pursuant to the Exchange Agreement.

The foregoing summary of the Fourth Amendment is by reference to (i) the Fourth Amendment, which is filed herewith as Exhibit 5 and is incorporated by reference herein, (ii) the Original Rights Agreement, which was filed as Exhibit 1 to the Original Registration Statement and is incorporated by reference herein, (iii) the First Amendment, which was filed as Exhibit 2 to the First Amended Registration Statement and is incorporated by reference herein, (iv) the Second Amendment, which was filed as Exhibit 3 to the Second Amended Registration Statement, and (v) the Third Amendment, which was filed as Exhibit 4 to the Third Amended Registration Statement and is incorporated by reference herein.

Item 2.	Exhibits.

The Company hereby amends and restates Item 2 of the Registration Statement, in its entirety, as follows:

1	Rights Agreement, dated as of July 29, 2010, between Hutchinson Technology Incorporated and Wells Fargo Bank, N.A., as Rights Agent (incorporated herein by reference to Exhibit 1 to the Company’s Registration Statement on Form 8-A, filed with the Securities and Exchange Commission on July 30, 2010 (file no. 001-34838)).

2	First Amendment to Rights Agreement, dated as of May 6, 2011, between Hutchinson Technology Incorporated and Wells Fargo Bank, N.A., as Rights Agent (incorporated herein by reference to Exhibit 2 to the Company’s Registration Statement on Form 8-A/A, filed with the Securities and Exchange Commission on May 6, 2011 (file no. 001-34838)).

3	Second Amendment to Rights Agreement, dated as of February 24, 2012, between Hutchinson Technology Incorporated and Wells Fargo Bank, N.A., as Rights Agent (incorporated herein by reference to Exhibit 3 to the Company’s Registration Statement on Form 8-A/A, filed with the Securities and Exchange Commission on February 24, 2012 (file no. 001-34838)).

4	Third Amendment to Rights Agreement, dated as of March 27, 2012, between Hutchinson Technology Incorporated and Wells Fargo Bank, N.A., as Rights Agent (incorporated herein by reference to Exhibit 4 to the Company’s Registration Statement on Form 8-A/A, filed with the Securities and Exchange Commission on March 27, 2012 (file no. 001-34838)).

5.	Fourth Amendment to Rights Agreement, dated as of October 20, 2014, between Hutchinson Technology Incorporated and Wells Fargo Bank, N.A., as Rights Agent.

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SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

HUTCHINSON TECHNOLOGY INCORPORATED

Date: October 20, 2014	/s/ David P. Radloff
David P. Radloff Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description	Manner of Filing

1	Rights Agreement, dated as of July 29, 2010, between Hutchinson Technology Incorporated and Wells Fargo Bank, N.A., as Rights Agent.	Incorporated by Reference

2	First Amendment to Rights Agreement, dated as of May 6, 2011, between Hutchinson Technology Incorporated and Wells Fargo Bank, N.A., as Rights Agent.	Incorporated by Reference

3	Second Amendment to Rights Agreement, dated as of February 24, 2012, between Hutchinson Technology Incorporated and Wells Fargo Bank, N.A., as Rights Agent.	Incorporated by Reference

4	Third Amendment to Rights Agreement, dated as of March 27, 2012, between Hutchinson Technology Incorporated and Wells Fargo Bank, N.A., as Rights Agent.	Incorporated by Reference

5	Fourth Amendment to Rights Agreement, dated as of October 20, 2014, between Hutchinson Technology Incorporated and Wells Fargo Bank, N.A., as Rights Agent.	Filed Herewith